 Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, each of the undersigned hereby agrees (i) that a statement on Schedule 13G/A with respect to Common Stock in Teladoc, Inc. (including amendments thereto) filed herewith shall be filed on behalf of each of the undersigned, and (ii) to the filing, furnishing, or incorporation by reference of this Joint Filing Agreement as an exhibit thereto; provided, however, that pursuant to the Exchange Act, no person shall be responsible for the completeness and accuracy of the information concerning the other person making the filing unless such person knows or has reason to believe such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby executes this Joint Filing Agreement as of this 5th day of April, 2017.

FRONTIER FUND IV, L.P.

	By:	FRONTIER IV INVESTMENT GROUP, LLC
General Partner

Date: April 5, 2017		/s/ Andrew D. Lindner
By: Andrew D. Lindner
Title: Manager

FRONTIER IV INVESTMENT GROUP, LLC

Date: April 5, 2017	By:	/s/ Andrew D. Lindner
Name: Andrew D. Lindner
Title: Manager

Date: April 5, 2017	ANDREW D. LINDNER

/s/ Andrew D. Lindner